Exhibit 2.1
                                                                 Execution Copy


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             THECAMPUSHUB.COM, INC.,

                           NEBRASKA BOOK COMPANY, INC.

                                       AND

                              NBC ACQUISITION CORP.



               AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2003 (this "Agreement"), by and among TheCampusHub.com, Inc., a Delaware corporation ("CHUB"), Nebraska Book Company, Inc., a Kansas corporation (the "Company"), and NBC Acquisition Corp., a Delaware corporation (the "Parent").

               WHEREAS, the boards of directors of CHUB and the Company deem it advisable and in the best interests of CHUB and the Company to merge CHUB with and into the Company with the Company as the surviving entity (the "Merger") and have approved this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Kansas General Corporation Code (the "KGCC").

               WHEREAS, the parties to this Agreement intend for the Merger to qualify as a tax free reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (by reason of section 368(a)(2)(D)of the Code).

               NOW, THEREFORE, in consideration of the promises and the covenants herein contained, the parties hereto agree as follows:

               1. Merger. Upon the terms of this Agreement, at the Effective Time (as defined below), CHUB shall be merged with and into the Company in accordance with the provisions of the DGCL and the KGCC, and the Company shall be the continuing and surviving entity. At the Effective Time, the separate existence of CHUB shall cease and the other effects of the Merger shall be as set forth in the DGCL, including Section 259 of the DGCL, and as set forth in the KGCC, including Section 17-6702 of the KGCC.

               2. Name. The name of the surviving entity (the "Surviving Entity") shall be Nebraska Book Company, Inc.

               3. Effective Time of Merger. The Merger shall become effective upon the later of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the filing of a Certificate of Merger with the Secretary of State of the State of Kansas (the "Effective Time").

               4. Filings. The Company and CHUB each will cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of Delaware or the State of Kansas, and will cause to be performed all necessary acts within the State of Delaware, the State of Kansas and elsewhere to effect the Merger.

               5. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

               6. By-Laws. The By-Laws of the Company in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

               7. Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall become the directors and officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

               8. Conversion of Securities.

                      (a) Conversion. Each share of common stock, par value $.01 per share ("CHUB Common Stock"), of CHUB which is issued and outstanding immediately prior to the Effective Time (other than shares of CHUB Common Stock that are (i) owned by the Company, (ii) owned by CHUB as treasury stock or (iii) Dissenting Shares, as defined below) shall be converted into and represent the right to receive 0.0306945 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Parent (the "Merger Consideration"). At the Effective Time, all CHUB Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate, which immediately prior to the Effective Time represented shares of CHUB Common Stock (a "Certificate") (other than Dissenting Shares, as defined below), shall thereafter represent only the right to receive the Merger Consideration. Fractional shares shall be issued, rounded to the nearest tenth.

                      (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall mail to each holder of record of a Certificate (other than the Company, CHUB and any Dissenting Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Surviving Entity, in a form and with other customary provisions reasonably specified by the Surviving Entity, and
        (ii) instructions for surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a

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

        Certificate for cancellation to the Surviving Entity together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange a certificate representing that number of shares of Class A Common Stock (including fractional shares) equal to the number of shares of CHUB Common Stock represented by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of CHUB Common Stock that is not registered in the transfer records of CHUB, a certificate representing the Merger Consideration may be issued to such a transferee if the Certificate formerly representing such CHUB Common Stock is presented to the Surviving Entity, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for the Merger Consideration is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for the Merger Consideration in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable.

                      (c) No Further Ownership Rights in CHUB Common Stock. Until surrendered as contemplated by this Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 8(b). All shares of Class A Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of CHUB Common Stock formerly represented by such Certificates.

                      (d) No Further Transfers. After the Effective Time, the stock transfer books of Surviving Entity shall be closed and there shall be no further registration of transfers on the records of the Surviving Entity of the shares of CHUB Common Stock that were outstanding immediately prior to the Effective Time.

                      (e) Expiration of Exchange Period. Neither the Surviving Entity or any other person shall be liable to any former holder of shares of CHUB Common Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interests of any person previously entitled to those amounts.

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

                      (f) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Surviving Entity as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Entity will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable under this
        Section 8 upon due surrender thereof and deliverable in respect of the shares of CHUB Common Stock represented by such Certificate under this Agreement, without interest.

               9. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of CHUB Common Stock which is held by a holder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL, such holder's shares of CHUB Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 8, and such shares shall no longer be Dissenting Shares.

               10. Merger, Assumption of Liabilities. At the Effective Time, CHUB shall be deemed merged with and into the Company as provided by the DGCL, KGCC and this Agreement. All rights, privileges and powers of CHUB, and all property, real, personal and mixed, and all debts due to CHUB, as well as all other things and causes of action belonging to CHUB, shall be vested in the Surviving Entity, and shall thereafter be the property of the Surviving Entity as they were of CHUB, and the title to any real property vested by deed or otherwise under the laws of the State of Delaware in CHUB shall not revert or be in any way impaired by reason of the DGCL or KGCC but all rights of creditors and all liens upon any property of CHUB shall be preserved unimpaired and all debts, liabilities and duties of CHUB shall thenceforth attach to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if said debts, liabilities and duties had been incurred and contracted by it.

               11. Representations and Warranties of the Company and the Parent. Each of the Company and the Parent hereby represents and warrants to CHUB and its stockholders as follows:

                       (a) Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and the Company is a corporation validly existing and in good standing under the laws of the State of Kansas.

                      (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on the part of the Parent and the Company and do not: (i) violate any provisions of their respective certificates of


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

incorporation or by-laws; (ii) violate any other agreements or instruments to which either of them is a party or by which either of them is bound; (iii) violate any applicable law, rule or regulation; or (iv) require the Parent or the Company to obtain any consents, approvals, authorizations, waivers or actions of, or make any filings with, or give any notices to, any governmental authority or any third party, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, except as set forth on Schedule 11(b) hereto. The Parent and the Company have full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered by each of the Parent and the Company, and assuming due execution and delivery hereof by CHUB, this Agreement will be legal, valid and binding obligations of the Parent and the Company, enforceable against the Parent and the Company in accordance with its terms.

                      (c)(i) The authorized capital stock of the Parent consists of 5,000,000 shares of Class A Common Stock. As of the date of this Agreement,
(x) 1,264,246 shares of Class A Common Stock are issued and outstanding, (y) 82,125 shares of Class A Common Stock are reserved for issuance upon exercise of options issued pursuant to the NBC Acquisition Corp. 1998 Performance Stock Option Plan, adopted June 30, 1998, as amended, and the NBC Acquisition Corp. 1998 Stock Option Plan, adopted June 30, 1998, as amended and (z) no shares of Class A Common Stock are held in treasury by the Parent. The authorized capital stock of the Company consists of 50,000 shares of Common Stock, par value $1.00 per share, of which 100 shares are issued and outstanding and owned by the Parent. Except as set forth on Schedule 11(c) hereto, all of the outstanding shares of capital stock of the Parent and the Company have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of the Parent or the Company subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of the Parent or the Company, or any agreement to which either of them is a party or by which either of them is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Parent capital stock.

                      (c)(ii)Except as set forth in Section 11(c)(i), neither the Parent nor the Company has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and, except as set forth on Schedule 11(c) hereto, there are no rights, subscriptions, warrants, options, convertible securities, or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Parent or the Company. Except as set forth on
Schedule 11(c) hereto, there are no agreements or other obligations (contingent or otherwise) which require the Parent or the Company to repurchase or otherwise acquire any shares of the capital stock or other equity securities of the Parent or the Company.

                      (d) The Class A Common Stock which constitutes the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to any preemptive rights (other than


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

as set forth on Schedule 11(c)) or rights of first refusal created by statute or the certificate of incorporation or bylaws of the Parent or the Company or any agreement to which either the Parent or the Company is a party or by which either of them is bound.

                      (e)(i) As of the respective dates of their filing with the Securities and Exchange Commission (the "Commission"), all reports and other filings, together with any amendments thereto, filed by the Parent or the Company with the Commission since January 1, 2002 and any such reports or other filings to be filed by the Parent or the Company with the Commission after the date hereof and prior to the Effective Time (the "SEC Reports"), at the time filed, complied or will be prepared in compliance in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Reports, except as disclosed in the SEC Reports. The SEC Reports did not at the time they were filed with the Commission, or will not at the time they are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                      (e)(ii)Except as disclosed in the SEC Reports, the consolidated financial statements (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the SEC Reports (the "NBC Financial Statements") (x) have been prepared or will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the Commission under the Exchange Act and published rules and regulations of the Commission thereunder) and (y) fairly present or will fairly present in all material respects the consolidated financial position of the Parent and the Company as of the respective dates thereof and the consolidated results of operations, statements of stockholders' equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the Commission.

                      (f) To the Knowledge (as defined below) of the Parent and the Company, the Parent and the Company have no liabilities, accrued, absolute, contingent or otherwise, other than: (i) liabilities fully disclosed, reflected or reserved against in the NBC Financial Statements; (ii) liabilities incurred or accruing after March 31, 2003 in the ordinary course of business consistent with past practice; or (iii) liabilities which are not individually or in the aggregate material to the business, assets, financial condition or results of operations of Parent and the Company, taken as a whole. For the purposes of this Agreement, the term "Knowledge" shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the entity referred to.

                      (g) Schedule 11(g) contains, as of March 31, 2003, a complete and accurate description of the indebtedness of the Parent and the Company as such term is defined in the Amended and Restated Buy/Sell Agreement, dated as of the date hereof (the "Buy/Sell Agreement"), by and among the parties signatory thereto ("Indebtedness").

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

                      (h) Except as set forth on Schedule 11(h) hereto, there are no actions, suits or proceedings pending or, to the Parent's or Company's Knowledge, overtly threatened against the Parent or the Company, at law or in equity, or before or by any governmental authority and neither the Parent nor the Company is subject to any outstanding judgment, order or decree of any governmental authority, which in either case, would have a NBC Material Adverse Effect (as defined below). For the purposes of this Agreement, the term "NBC Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, properties, assets or condition (financial or otherwise) of the Parent and the Company, taken as a whole, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) loss of employees or customers as a result of the public announcement of the transactions contemplated by this Agreement or (ii) general economic conditions generally affecting the industry in which the Parent and the Company compete (other than conditions affecting the Parent and the Company in a manner materially and adversely different from their competitors in general).

                      (i) Except as set forth on Schedule 11(i) hereto, the businesses of the Parent and the Company are not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations, which individually or in the aggregate with other violations, would not have a NBC Material Adverse Effect. As of the date of this Agreement, the Parent and the Company have received no written notice that any investigation or review by any governmental authority with respect to the Parent or Company which would result in a NBC Material Adverse Effect is pending or, to the Parent's or the Company's Knowledge, threatened.

                      (j) Except as set forth on Schedule 11(j), each of the Parent and the Company has good and marketable title to all its material properties and assets (except that this representation shall not apply to the real property owned by the Parent or the Company), free and clear of any mortgage, pledge, security interest, encumbrance, lien or charge ("Liens"), except for Permitted Liens (as defined below). The assets of the Parent and the Company include, in all material respects, all of the assets used in the conduct by the Parent and the Company of their businesses currently and through the Effective Time as contemplated herein. "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges or Liens which are either not yet due or being contested in good faith; (ii) deposits, Liens or pledges made in connection with, or to secure payment of, performance of bids or trade contracts, surety and appeal bonds, performance bonds, compensation, unemployment insurance, old age pensions or other social security obligations that are not due and payable or which are being contested in appropriate proceedings; (iii) operating leases or purchase money security interests in any property acquired by the Parent or the Company in the ordinary course of business to the extent disclosed in the schedules to this Agreement or reflected in the most recent NBC Financial Statements; (iv) statutory interests or title


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of a lessor under any lease disclosed in the schedules to this Agreement; (v)
carriers', warehousemen's, statutory mechanics, materialmen's or contractors' Liens or encumbrances or any similar statutory Lien which is not filed and for which no amounts are past due or in dispute and other like Liens arising in the ordinary course of business and securing obligations not yet due and payable;
(vi) matters which would be disclosed by an accurate survey of each parcel of real property; (vii) zoning restrictions, easements, rights-of-way, restrictions, licenses, covenants, conditions, rights of way and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Parent and the Company or materially detracting from the value of the assets of the Parent and the Company; and (viii) Liens which individually or in the aggregate are not material.

               12. Representations and Warranties of CHUB. CHUB hereby represents and warrants to the Company as follows:

                      (a) It is a corporation validly existing and in good standing under the laws of the State of Delaware.

                      (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on its part and do not: (i) violate any provisions of its Certificate of Incorporation or By-laws; (ii) violate any other agreements or instruments to which it is a party or by which it is bound;
(iii) violate any applicable law, rule or regulation; or (iv) require it to obtain any consents, approvals, authorizations, waivers or actions of, or make any filings with, or give any notices to, any governmental authority or any third party, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, except as set forth on Schedule 12(b) hereto. CHUB has the full legal right and power and all authority and approvals required to execute and deliver this Agreement, and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by CHUB, and assuming due execution and delivery hereof by the Parent and the Company, this Agreement will be a legal, valid and binding obligation of CHUB, enforceable against CHUB in accordance with its terms.

                      (c)(i) The authorized capital stock of CHUB consists of 3,000,000 shares of CHUB Common Stock. As of the date of this Agreement, (w) 1,300,099 shares of CHUB Common Stock are issued and outstanding, (x) 207,309 shares of CHUB Common Stock are reserved for issuance upon exercise of options issued pursuant to the TheCampusHub.com, Inc. 2000 Performance Stock Option Plan and TheCampusHub.com, Inc. 2000 Stock Option Plan (the "Employee Option Plans"),
(y) 433,334 shares of CHUB Common Stock are reserved for issuance upon exercise of the option issued to the Company pursuant to that certain Equity Option Agreement, dated as of May 10, 2000, between CHUB and the Company (the "Company Option Plan," and together with the Employee Option Plans, the "Option Plans") and (z) no shares of CHUB Common Stock are held in treasury by CHUB. Except as described in this Section 12(c), as of the date of this Agreement, no shares of capital stock of CHUB are reserved for issuance for any purpose. No shares of capital stock have been issued by CHUB in connection with the Option Plans. Except as set forth in this Section 12(c), CHUB has not granted any options for, or other rights to purchase, any shares of capital stock of CHUB. All of the outstanding shares of capital stock of CHUB have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in


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

violation of (nor are any of the authorized shares of capital stock of CHUB subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of CHUB, or any agreement to which CHUB is a party or is bound. There are no declared or accrued but unpaid dividends with respect to any shares of CHUB capital stock.

                      (c)(ii)Except as set forth in Section 12(c)(i), CHUB does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no rights, subscriptions, warrants, options, convertible securities, or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of CHUB. Except as set forth on Schedule 12(c) hereto, there are no agreements or other obligations (contingent or otherwise) which require CHUB to repurchase or otherwise acquire any shares of the capital stock or other equity securities of CHUB.

                      (d) Attached as Schedule 12(d) are the unaudited financial statements of CHUB for the fiscal year ended March 31, 2003 (the "CHUB Financial Statements"). The CHUB Financial Statements (i) have been prepared or will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, (ii) present fairly in all material respects the financial position and results of operations of CHUB as of the dates and for the periods indicated and (iii) do not omit any material liability or expense which would be reflected on a balance sheet or statement of operations prepared in accordance with GAAP, except that the CHUB Financial Statements may omit footnote disclosures as required by generally accepted accounting principles.

                       (e) To the Knowledge of CHUB, CHUB has no liabilities, accrued, absolute, contingent or otherwise, other than (i) liabilities fully disclosed, reflected or reserved against in the CHUB Financial Statements, including the footnotes thereto, (ii) liabilities incurred or accruing after March 31, 2003, in the ordinary course of business consistent with past practice, and (iii) liabilities which are not individually or in the aggregate material to the business, assets, financial conditions or results of operations of CHUB.

                      (f) Schedule 12(f) contains, as of March 31, 2003, a complete and accurate description of (i) all indebtedness of or any obligation of CHUB for borrowed money, whether current, short-term, or long-term, secured or unsecured; (ii) all indebtedness of CHUB for the deferred purchase price for purchases of property which is not evidenced by trade payables; (iii) all lease obligations of CHUB under leases which are capital leases in accordance with GAAP; (iv) all off-balance sheet financings of CHUB, including synthetic leases and project financing; (v) any payment obligations of CHUB in respect of banker's acceptances or letters of credit (other than letters of credit in support of ordinary course trade payables) and (vi) any present, future or contingent obligations of CHUB under (A) any phantom stock or equity appreciation rights, plan or agreement (but expressly excluding any stock options) or (B) any consulting, deferred pay-out or earn-out arrangements or any non-competition agreements, in each case, in connection with the purchase of any person.

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

                       (g) Except as set forth on Schedule 12(g) hereto, there are no actions, suits or proceedings pending or, to CHUB's Knowledge, overtly threatened against CHUB, at law or in equity, or before or by any governmental authority and CHUB is not subject to any outstanding judgment, order or decree of any governmental authority, which in either case, would have a CHUB Material Adverse Effect (as defined below). For the purposes of this Agreement, the term "CHUB Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, properties, assets or condition (financial or otherwise) of CHUB, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) loss of employees or customers as a result of the public announcement of the transactions contemplated by this Agreement or (ii) general economic conditions generally affecting the industry in which CHUB competes (other than conditions affecting CHUB in a manner materially and adversely different from its competitors in general).

                      (h) Except as set forth on Schedule 12(h) hereto, the business of CHUB is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations, which individually or in the aggregate with other violations, would not have a CHUB Material Adverse Effect. As of the date of this Agreement, CHUB has not received any written notice that any investigation or review by any governmental authority with respect to CHUB which would result in a CHUB Material Adverse Effect is pending or, to CHUB's Knowledge, threatened.

                      (i) Except as set forth on Schedule 12(i), CHUB has good and marketable title to all its material properties and assets (except that this representation shall not apply to the real property owned by CHUB), free and clear of any Liens, except for Permitted Liens. The assets of CHUB include, in all material respects, all of the assets used in the conduct by CHUB of its business currently and through the Effective Time as contemplated herein.

               13. Covenants.

                      (a) CHUB shall take all reasonable and necessary steps, including without limitation, issuing a written notice to each holder of an outstanding option granted under the CHUB Option Plans (each a "Grantee") providing that each such Grantee's option shall terminate unless exercised within thirty (30) days after the date of such notice, to terminate all options to purchase CHUB Common Stock outstanding as of the Effective Time. Such notices shall be issued in accordance with the term of each of the CHUB Option Plans.

                      (b) The Class A Common Stock which constitutes the Merger Consideration shall be subject to the terms of the Buy/Sell Agreement, and all parties that receive the Merger Consideration shall become a party to (i) the Buy/Sell Agreement, (ii) the Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the parties signatory thereto and (iii) the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the parties signatory thereto.

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

               14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               15. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

               16. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken by their respective Board of Directors.

                     [Remainder of page left intentionally blank]



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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first written above.


                                        THECAMPUSHUB.COM, INC.


                                        By:  /s/ Michael J. Kelly
                                            ------------------------------------
                                            Name: Michael J. Kelly
                                            Title: President


                                        NBC ACQUISITION CORP.


                                        By: /s/ Mark W. Oppegard
                                            ------------------------------------
                                            Name: Mark W. Oppegard
                                            Title:  President


                                        NEBRASKA BOOK COMPANY, INC.


                                        By: /s/ Mark W. Oppegard
                                            ------------------------------------
                                            Name: Mark W. Oppegard
                                            Title:  President



                                       12

Schedules 11(b), 11(c), 11(g), 11(h), 11(i), 11(j), 12(b), 12(c), 12(d), 12(f),
12(g), 12(h), 12(i), and Attachment 11(j) to the Agreement and Plan of Merger have been omitted for purposes of filing Exhibit 2.1 to the Form 10-Q for the quarterly period ended June 30, 2003. Such exhibits will be made available to the Securities and Exchange Commission upon request.